Exhibit 10.7

Confidential

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

Manufacturing & Supply Agreement

This Manufacturing and Supply Agreement (the “Agreement”) is made as of this 28 day of July, 2016 (the “Effective Date”) by and between Zavante Therapeutics, Inc., a corporation organized under the laws of the State of Delaware, USA, with a place of business located at 11750 Sorrento Valley Road, Suite 250, San Diego, CA 92121, USA (“Zavante”), and Ercros, S.A., a Spanish company with a principal place of business at Paseo del Deleite s/n, 28300 Aranjuez, Spain  (“Ercros”). Zavante and Ercros may each be referred to herein as a “Party” and, collectively, as the “Parties.”

WHEREAS, Zavante is looking to obtain regulatory approval to market a finished dosage form of the Product (as defined herein) in the Territory (as defined herein); and

WHEREAS, Ercros has the necessary knowledge, professional expertise, facilities, manufacturing authorization, equipment, and trained, competent personnel to provide the API Mixture (as defined herein) required by Zavante to manufacture the Product for the Territory; and

WHEREAS, Zavante desires to establish a development and commercial relationship with Ercros for the exclusive supply of the API Mixture to Zavante for the manufacture of the Product for the Territory, and Ercros desires to supply the API Mixture exclusively to Zavante for manufacture of the Product for the Territory;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the Parties agree as follows.

Article 1: Definitions

•                  “Affiliate” means any corporation or non-corporate entity that directly or indirectly controls, is controlled by, or is under common control with a Party.  A corporation or non-corporate entity shall be regarded as in control of another corporation if it owns or directly or indirectly controls at least fifty percent (50%) of the voting stock of the other corporation; or (a) in the absence of the ownership of at least fifty percent (50%) of the voting stock of a corporation or (b) in the case of a non-corporate entity, the power to direct or cause the direction of the management and policies of such corporation or non-corporate entity, as applicable.

•                  “Agreement” means this Manufacturing and Supply Agreement.

•                  “API” or “Active Pharmaceutical Ingredient” means the active pharmaceutical ingredient, sterile fosfomycin sodium.  The API shall meet European Pharmacopoeia 01/2008: 1329 monograph specifications; in the event that FDA requires any other specification, Ercros will use its best efforts to comply with FDA requirements, for approval in the Territory.

•                  “API Mixture” means a blend of fosfomycin sodium and succinic acid to obtain intravenous quality, according to the API Mixture Specifications.

•                  “API Mixture Specifications” means the specifications for the API Mixture set forth in ANNEX 1 attached hereto, as amended from time to time in accordance with this Agreement.

•                  “Applicable Laws” means all laws, regulations applicable to the performance by each Party of its obligations under this Agreement including, but not limited to, the provisions of the FDC Act; cGMPs; FDA’s regulations for drug establishment registration; the other rules and regulations promulgated under the FDC Act relating to the manufacture of pharmaceutical products; and equivalent laws, regulations and standards promulgated by Regulatory Authorities.

•                  “cGMPs” means the regulations set forth in United States Code of Federal Regulations Section 21, Parts 210—

211, 820 and Section 21 Subchapter C (Drugs), as amended from time to time.

•                  “Commercially Reasonable Efforts” means what a reasonable person would do in the individual circumstance, taking all factors into account, as judged by the standards of the applicable business, in this case pharmaceuticals, including reasonable consideration of its own business interests and the level of assumed risk and investment, relevant and in proportion to that party’s business expectations.  Commercially Reasonable Efforts should be consistent with good faith business judgments.

•                  “Damage” shall have the meaning set forth in Section 7.2.

•                  “Disclosure” shall have the meaning set forth in Section 12.4.

•                  “Drug Master File” or “DMF” means mean Ercros’ drug master file relating to Fosfomycin Disodium for IV Injection, including confidential portions, required for manufacturing, marketing and selling the Product in the Territory.

•                  “Effective Date” means the date set forth in the first paragraph of this Agreement.

•                  “Ercros” has the meaning set forth in the first paragraph of this Agreement.

•                  “ERN” means Laboratorios ERN, S.A., a Spanish company with a principal place of business at 499 Pedro IV, 08020 Barcelona, Spain.

•                  “Ercros Indemnitees” shall have the meaning set forth in Section 12.1.

•                  “Ercros Intellectual Property Rights” means all Intellectual Property Rights owned by or licensed to Ercros, including any of Ercros’ General Developments used in the development, production and manufacture of the API Mixture.

•                  “Facility” means any facility in which any aspect of this Agreement is performed by Ercros.

•                  “FCPA” shall have the meaning set forth in Section 15.3.

•                  “FDA” means the United States Food and Drug Administration, and any successor agency of the United States government.

•                  “FDC Act” means the United States Federal Food, Drug and Cosmetic Act, as amended from time to time.

•                  “First Commercial Sale” means the first sale or other commercial disposition by Zavante or any of Zavante’s Affiliates or licensees of the Product to any Third Party for value in an arm’s length transaction.

•                  “Foreground Intellectual Property Rights” means any and all of the Intellectual Property Rights developed with respect to, or for incorporation into, the API Mixture or the Product, that are either developed by Zavante alone, by Zavante and Ercros jointly, or by Ercros alone as requested by Zavante in connection with this Agreement.

•                  “GDUFA” means the Generic Drug User Fee Amendments of 2012 to the FDC Act, as amended from time to time.

•                  “General Developments” means any and all inventions, discoveries, know-how, information, data, writings, and other Intellectual and Industrial Property, in any form whatsoever, both tangible and intangible, developed by Ercros or Zavante in the course of performance under this Agreement which do not specifically relate to the Product, the API, or the API Mixture.

•                  “ICH” means the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

•                  “Initial Term” shall have the meaning set forth in Section 13.1.

•                  “Intellectual Property Rights” means all industrial and other intellectual property rights comprising or relating to: (a) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models) issued by a governmental authority; (b) all rights in and to trademarks, service marks, trade dress, trade names, brand names, logos, symbols, trade dress, corporate names and domain names and other similar designations of source, sponsorship, association or origin, together with the goodwill symbolized by any of the foregoing, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection in any part of the world; (c) internet domain names, whether or not Trademarks, registered by any authorized private registrar or any governmental authority, web addresses, web pages, website and URLs; (d) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights and copyrightable works, software and firmware, data, data files, and databases and other specifications and documentation; (e) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections, patent disclosures and other confidential and proprietary information and all rights therein; (f) all industrial and other intellectual property rights, and all rights, interests and protections that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing, however arising, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights or forms of protection pursuant to the Applicable Laws of any jurisdiction throughout in any part of the world.

•                  “NDA” means a New Drug Application and/or an Abbreviated New Drug Application, filed with the FDA, together with all amendments and supplements thereto.

•                  “Non-Obvious Damage” shall have the meaning set forth in Section 7.2.

•                  “Obvious Damage” shall have the meaning set forth in Section 7.1.

•                  “Party(ies)” shall have the meaning set forth in the first paragraph of this Agreement.

•                  “Price” shall have the meaning set forth in ANNEX 2.

•                  “Proceeding” shall have the meaning set forth in Section 12.4.

•                  “Product” means fosfomycin disodium + succinic acid injection for intravenous use filled, finished and packaged into containers for use by end users.

•                  “Purchase Commitment” shall have the meaning set forth in Section 6.1.

•                  “Purchase Order” shall have the meaning set forth in Section 2.3.

•                  “Quality Agreement” shall have the meaning set forth in Section 11.1.

•                  “Recalls” shall have the meaning set forth in Section 11.2.

•                  “Regulatory Authority” means the FDA and the European Medicines Agency (“EMEA”) and any successor agency of the European Union.

•                  “Supply Commitment” shall have the meaning set forth in Section 4.3.

•                  “Technical Documentation” shall mean such technical documentation and data as established by the ICH guidelines and the FDA for submission of the NDA or ANDA, respectively, defined in ANNEX 3.

•                  “Term” shall have the meaning set forth in Section 13.1.

•                  “Territory” means the United States of America, and all of its territories and possessions including, without limitation, its military installations wherever located.

•                  “Third Party” means any individual or legal entity other than Ercros or Zavante, or their respective Affiliates and licensees.

•                  “Validation Activities” means those activities to be performed by Ercros with respect to the API Mixture prior to the First Commercial Sale including, but not limited to, process qualification of content uniformity, analytical testing, preparation of validation technical reports and manufacturing and testing of validation lots.

•                  “Zavante” has the meaning set forth in the first paragraph of this Agreement.

•                  “Zavante Indemnitees” shall have the meaning set forth in Section 12.2.

•                  “Zavante’s Intellectual Property Rights” means all Intellectual Property Rights owned by or licensed to Zavante, including all Foreground Intellectual Property Rights and any Zavante General Developments used in the design, production and manufacturing of the API Mixture.

Article 2: Scope of Agreement

2.1          The objective of this Agreement is, with respect to the API Mixture, to allow Zavante to submit an NDA filing for the Product with the FDA and to establish the basis for the exclusive supply of API Mixture by Ercros to Zavante in anticipation of FDA approval of the Product and, following such approval, for the manufacture of quantities of Product required by Zavante for sale and distribution within the Territory. This objective will be supported by the delivery by Ercros to Zavante of technical documentation, expertise and know-how for the API and API Mixture, and related to Product manufacturing.

2.2          All API Mixture sold by Ercros to Zavante will be manufactured by Ercros in accordance with the terms of this Agreement. This Agreement does not constitute a purchase order.  Purchases under this Agreement shall be made only with purchase orders issued by Zavante to Ercros (each, a “Purchase Order”).  The Purchase Order shall set forth the quantities of API Mixture desired, the desired delivery date and the desired destination for delivery.  All terms and conditions of the Purchase Orders shall apply, provided that in the event of a conflict between the terms of any Purchase Order, order acknowledgement, packaging slip or other documentation, and the terms of this Agreement, the terms of this Agreement shall control, unless such documentation specifically states that it overrides conflicting terms of this Agreement and is signed by each of the Parties.

2.3          Ercros will supply to Zavante API Mixture for use by Zavante in support of filing an IND, NDA, or ANDA, as applicable, and for commercial supply of the Product within the Territory. Conditioned upon Zavante complying with the guaranteed purchase requirements set forth in this Agreement, neither Ercros nor any of its Affiliates or licensees shall: (a) manufacture or supply API, API Mixture or the Product to any Third Party for purposes of developing, testing, seeking regulatory approval for, marketing, selling or distributing the Product in the Territory, (b) disclose to any Third Party any information provided to Ercros by or on behalf of Zavante in connection with this Agreement, (c) license, allow, enable, facilitate or assist in any way, directly or indirectly, any Third Party to use the API, API Mixture, Foreground Intellectual Property or General Developments (including, without limitation, the DMF), for purposes of developing, testing, seeking regulatory approval for, marketing, selling or distributing the Product in the Territory, or (d) on its own behalf or on behalf of any Third Party, develop, test, obtain regulatory approval for, market, sell or distribute the Product in the Territory.

2.4          The Parties agree that, irrespective of any other provision of this Agreement, Zavante may provide to ERN copies of all Purchase Orders for the API Mixture, and that Ercros may provide to ERN copies of all invoices for the API Mixture sold to Zavante under this Agreement.

Article 3: Manufacturing

3.1          Ercros shall manufacture the API Mixture at the Facility, in accordance with the API Mixture Specifications.  If Ercros wishes to make major changes to the API Specifications or API Mixture Specifications (including, but not limited to, any change that could affect the purity, potency, identity and/or physical properties of the API Mixture or the Product or the site of its manufacture), or if Ercros believes that a change is required by ICH or by any regulatory agency which has jurisdiction over Zavante, Ercros and/or the API Mixture, Ercros shall notify Zavante at least [**] in advance thereof. Such notification shall describe the proposed change in sufficient detail so as to permit Zavante to understand the reasons for the proposed change and evaluate the impact of such change on its development plans, its plans to seek regulatory approval and its commercialization plans for the Product.

3.2          Notwithstanding Section 3.1, if any change to the API Mixture Specifications requires the approval of a Regulatory Authority, such change shall not be implemented by Ercros unless and until such Regulatory Authority has approved such change in writing.  For the avoidance of doubt, Ercros shall not supply to Zavante hereunder, and Zavante shall have no obligation to accept, any API Mixture from Ercros manufactured in contravention of this Section 3.2.

3.3          Ercros will use Commercially Reasonable Efforts to enable Zavante to secure approval by the Regulatory Authorities of Ercros as a source of supply of API Mixture for Product.  Without limiting the generality of the foregoing, Ercros will supply to Zavante, as soon as possible, sufficient quantities of API Mixture to enable Zavante to support the filing of one or more NDAs for the Product, referencing Ercros as its supplier of API Mixture, and letters authorizing Zavante to exclusively (even with respect to Ercros) reference the DMF in the NDAs and other regulatory submissions for the Product in the Territory.  Ercros will be solely responsible for maintaining the DMF and all other regulatory filings and for conducting any other compliance efforts related to manufacturing the API Mixture that are required in order to obtain approval from the FDA of Zavante’s NDAs referencing the DMF and the API Mixture, at no additional cost to Zavante.

3.4          Ercros shall test, or have tested, each lot of API Mixture shipped to Zavante using the analytical testing methodologies which are set forth in the API Mixture Specifications.  With each shipment of API Mixture, Ercros shall deliver to Zavante certificates of analysis and compliance from Ercros (a) stating that the API Mixture being shipped has been tested and conforms to the API Mixture Specifications, (b) setting forth in detail the testing methodology employed by Ercros in making the foregoing determination and the results generated by such tests, and (c) confirming compliance with cGMPs, all relevant ICH requirements, and all other Applicable Laws.

3.5          Ercros will bear the cost of any annual fees assessed against it by FDA as a result of Ercros’ being classified as a “Foreign API Facility” under GDUFA. However, in the event that Ercros is assessed higher annual fees as a “Foreign FDF Facility” under GDUFA as a direct result of Ercros’ supply of the API Mixture to Zavante under this Agreement, Ercros will invoice Zavante for the difference between the then-current “Foreign API Facility” GDUFA fee and the “Foreign FDF Facility” GDUFA fee, and Zavante will pay the invoiced amount promptly.  Notwithstanding the foregoing, in the event that Ercros is assessed fees as a “Foreign FDF Facility” under GDUFA in connection with manufacturing activities performed for any Third Parties in addition to Zavante, the amount of such fee charged to Zavante will be shared equally between Zavante and such Third Parties.

Article 4:  Forecasts; Supply Commitment

4.1          In order to assist Ercros in planning the production runs for the API Mixture, Zavante shall use its Commercially Reasonable Efforts to provide to Ercros, at least [**] prior to the beginning of each [**], a [**] rolling forecast of the quantities of API Mixture required by Zavante, by [**], for the following [**] period.  Zavante shall deliver the first such forecast to Ercros as soon as reasonably practicable following the execution of this Agreement, and will update the forecast every [**] thereafter.  Zavante may, at its discretion, update such forecast more frequently.  It is understood that all such forecasts are intended to be Zavante’s estimates of its purchase requirements and they shall not be binding upon Zavante; however, Ercros shall, at minimum, supply the amounts specified in Section 4.3.

4.2          After approval of the NDA for the Product, Ercros shall, within [**] after Zavante has provided its [**] forecast, notify Zavante in writing of any anticipated problems it might have with respect to supplying Zavante’s forecasted order quantities.  Upon receipt of such notice, the Parties shall promptly discuss the inability to supply the amounts forecasted by Zavante and work in good faith to agree upon revised forecast amounts.  Failing agreement, Zavante’s last submitted forecast shall be deemed to be the new [**] forecast.

4.3          Zavante shall place firm Purchase Orders for API Mixture with Ercros at least [**] prior to requested delivery date, except for the Purchase Orders for the [**] after receipt of NDA Approval for the Product, which may be submitted [**], respectively, prior to the requested delivery dates.  Within [**] after the date that a Purchase Order is submitted, Ercros shall acknowledge receipt of Zavante’s Purchase Order and confirm that the amounts of API Mixture ordered in the Purchase Order, subject to Section 4.3, will be timely supplied. Subject to such lead-time requirements, Ercros shall deliver to Zavante, pursuant to Purchase Orders provided hereunder, the amount specified in the Purchase Order therefor, which amount may be up to the greater of (a) the amount specified in the most recent forecast for such month or (b) [**] percent ([**]%) of Zavante’s average monthly purchases for the previous [**] (the “Supply Commitment”).  In addition, Ercros shall use Commercially Reasonable Efforts to deliver any and all ordered amounts in excess of the Supply Commitment.

4.4          Ercros agrees to use Commercially Reasonable Efforts to maintain at the Facility a rolling [**] safety stock of all materials and components required to be used for the manufacture of the API Mixture based on the [**] rolling forecast.   Ercros will promptly notify Zavante if Ercros anticipates that its manufacturing capacity at the Facility will be insufficient to fill a Purchase Order submitted by Zavante.  Such notice will include the expected duration of the shortage and its impact on the supply of API Mixture to Zavante.  Such notification shall not operate to relieve Ercros of its obligations to deliver the ordered amounts of API Mixture or affect Zavante’s right to pursue any remedies that may be available to it.  Ercros will use its best efforts to mitigate the impact on Zavante of shortages or other constrained capacity.

Article 5: Order; Delivery

5.1          Each Purchase Order for API Mixture shall specify the quantity of API Mixture ordered and the required delivery date and destination, consistent with the terms of this Agreement.  Such delivery dates are “on dock” at the Facility.  Deliveries must be made on normal business days of the Facility unless otherwise coordinated between the Parties.

5.2          Delivery of API Mixture shall be EXW (Incoterms 2010) the Facility. Ercros shall arrange for shipping of the API Mixture, with a carrier designated by Zavante, in the manner customarily arranged for its own products from the point of manufacture to the destination specified by Zavante.  Ercros shall promptly notify Zavante of the expected delivery date of each order to enable receipt to be coordinated.  Ercros shall arrange for export clearances and loading at the port of departure. Expenses for special packaging, export or customs agents, shall be included in Ercros’ invoice and paid by Zavante.  Zavante shall arrange for insurance from the Facility to the ultimate destination and import customs clearances at the destination country.  Zavante shall be responsible for all loading charges, freight, insurance, import customs clearances, export, special packaging, and other shipping expenses from the Facility to the ultimate destination. Title to the API Mixture and risk of loss, delay or damage in transit for API Mixture purchased by Zavante shall pass to Zavante when a shipment of the Product is placed at the disposal of Zavante’s carrier at the Facility.

5.3          Each shipment of API Mixture shall include certificates of analysis and compliance, which include, without limitation, a statement of compliance with cGMP, and such other documentation and information as may be necessary or desirable for complying with import, export and customs laws, regulations and requirements as applicable.

Article 6: Purchase Commitment; Price; Payment

6.1          Subject to Section 6.3, Zavante agrees to purchase from Ercros at the Price all of its requirements for API Mixture for Product intended for commercial sale in the Territory during the Term (the “Purchase Commitment”).  Notwithstanding the foregoing, Zavante shall be relieved of such Purchase Commitment in the event that Ercros is unwilling or unable to manufacture and deliver the Supply Commitment to Zavante.

6.2          The Price is firm and not subject to increase for any reason, including changes in market conditions, increases in raw material, component, labor or overhead costs or because of labor disruptions, changes in program timing or length, or fluctuations in production volumes, for the first [**] following the Effective Date. Thereafter, Ercros may increase the Price hereunder no more than [**] period in a per-unit amount solely to the extent necessary to compensate Ercros commercially reasonable manufacturing cost increases (but not to allow for any additional margin).

6.4          Zavante shall have no obligation to comply with its Purchase Commitment in the event of breach by Ercros of any of the terms of this Agreement, which breach is not cured within the period set forth in Section 13.2.  In the event the Purchase Commitment terminates pursuant to this Section 6.4, Ercros shall remain obligated to continue to perform under the terms of this Agreement.

6.5          Ercros shall issue its invoice to Zavante at the time of shipment. Each invoice shall set forth, in Euros, the applicable Price for the shipment properly determined in accordance with the provisions of this Agreement. Payment of the invoice by Zavante shall be within [**] following receipt of each such invoice.  Payment shall be subject to the inspection and acceptance procedures set forth in Section 7.  Zavante may withhold payment of that portion of any invoice that it disputes in good faith pending resolution of such dispute.  All invoices and payments shall be in Euros.

Article 7:  Inspection of Shipments

7.1          Ercros shall notify Zavante at least [**] prior to each shipment of API Mixture. Zavante or its designated representative shall have the right to visually inspect each shipment of API Mixture at Ercros’ warehouse for obvious damage and/or shortage (collectively, “Obvious Damage”) prior to shipment, and shall promptly provide Ercros with written notice of any such Obvious Damage.  Zavante shall be deemed to have accepted any shipment of API Mixture, but only with respect to Obvious Damage, unless Zavante provides the written notice promptly as specified in the foregoing sentence.  At its discretion, Zavante may also test, or have tested, any lot of API Mixture supplied to Zavante.

7.2          Promptly after discovery, but before the expiration date of the API Mixture, Zavante may provide Ercros with written notice of any non-obvious damage, including adulteration of the API Mixture, failure to meet Specifications, or other latent damage (collectively, “Non-Obvious Damage”).  Obvious Damage and Non-Obvious Damage shall hereinafter be collectively referred to as “Damage.”

7.3          Zavante may reject any portion of any shipment of API Mixture which contains any Damage by providing written notice to Ercros of its rejection.  Zavante agrees to provide Ercros’ Quality Control Department with documentation of Damage to confirm the existence thereof in connection with any notice of rejection.

7.4          If Ercros and Zavante disagree as to the existence of Damage, then they will diligently and in good faith repeat the analyses of samples from the shipment in question and implement suitable controls to determine the source of the discrepancy in results and the cause of any detected Damage, applying all objective and sound principles of scientific investigation.  If, after such repeated analyses, Ercros and Zavante continue to disagree, they will then submit representative samples of the shipment to a mutually acceptable independent testing lab and the results of said lab shall be binding on Ercros and Zavante.  The costs associated with such submission shall be borne by the Party against which the lab decided.

7.5          Provided Zavante provides notice of the Damage claimed within [**] of receipt of the allegedly Damaged API Mixture in the case of Obvious Damage, and promptly following the date on which Zavante becomes aware of the allegedly Damaged API Mixture in the case of Non-Obvious Damage, whether or not Ercros accepts Zavante’s basis for rejection, promptly on receipt of a notice of rejection and/or shortage, Ercros shall, at Zavante’s request: (a) at no additional cost to Zavante, deliver to Zavante quantities of replacement API Mixture equal to the rejected or short quantities as soon as reasonably practicable thereafter, and in no event more than [**] after such notice is given; or (b) refund to Zavante the invoice price for the Damaged API Mixture.  Ercros will use expedited means of transport, if so requested by Zavante, at Zavante’s expense unless such API Mixture being replaced is determined to have been Damaged.  Any destruction or return of Damaged API Mixture to Ercros shall be at Ercros’ expense.

Article 8:  Confidentiality

8.1          During the term of this Agreement and for a period of [**] following termination or expiration of this Agreement, each of Zavante and Ercros agrees not to publish, disclose or use for any purpose other than its performance hereunder, any information disclosed by the other Party which is Ercros Intellectual Property or Zavante Intellectual Property, respectively, or which is designated as proprietary or confidential, including API, API Mixture, and all Technical Documentation and know-how associated therewith, whether or not identified or labeled as confidential information (“Confidential Information”), including, without limitation, information stored on audio or video tapes and disks, or information or knowledge visually acquired by or generated by Zavante or Ercros personnel in the form of written notes and memoranda memorializing information or knowledge acquired visually, aurally or orally in the course of either Party’s performance hereunder.

8.2          Each Party (the “Receiving Party”) shall limit disclosure of Confidential Information received hereunder from the disclosing party (the “Disclosing Party”) to only those officers and employees, and in the case of Zavante, consultants, of the Receiving Party (or its Affiliates’) who are directly concerned with the performance of this Agreement, on a need-to-know basis.  Each Party shall advise such officers or employees, and in the case of Zavante, consultants, upon disclosure of any Confidential Information to them of the confidential nature of the Confidential Information and the terms and conditions of this Article 8, and shall use all reasonable safeguards to prevent unauthorized disclosure of the Confidential Information by such officers and employees, and in the case of Zavante, consultants.

8.3          Each Party agrees that the following shall not be considered Confidential Information subject to this Agreement: (a) information that is in the public domain by publication or otherwise, provided that such publication is not in violation of this Agreement or any other confidentiality agreement to which one of the Parties is bound; (b) information that the Receiving Party can establish in writing was in the Receiving Party’s possession prior to the time of disclosure by the Disclosing Party and was not acquired, directly or indirectly, from the Disclosing Party, other than a disclosure that originated from the Disclosing Party without restriction on further disclosure; (c) information that the Receiving Party lawfully receives from a Third Party; provided, however, that such Third Party was not obligated to hold such information in confidence; (d) information that, prior to the Disclosing Party’s disclosure thereof, was independently developed by the Receiving Party without reference to any Confidential Information as established by appropriate documentation; and (e) information that the Receiving Party is compelled to disclose by a court, administrative agency, or other tribunal; provided however, that in such case the Receiving Party shall immediately give as much advance written notice as feasible to the Disclosing Party to enable the Disclosing Party to exercise its legal rights to prevent and/or limit such disclosure.  In any event, the Receiving Party shall disclose only that portion of the Confidential Information that, in the opinion of the Receiving Party’s legal counsel, is legally required to be disclosed and will exercise reasonable best efforts to ensure that any such information so disclosed will be accorded confidential treatment by said court, administrative agency or tribunal.

8.4          All Confidential Information shall remain the property of the Disclosing Party.  Upon the termination of this Agreement, or at any time upon the request of the other Party, the Receiving Party shall immediately return or destroy any Confidential Information in the Receiving Party’s possession, custody or control, except that the Receiving Party may keep one (1) physical copy for archival and regulatory purposes.  Confidential Information in digital form may be retained for archival and/or regulatory purposes only if stored in a way that restricts access to persons with a legitimate need to know and Commercially Reasonable Efforts are used to prevent additional copies from being made.  The Disclosing Party’s failure to request the return of Confidential Information shall not relieve the Receiving Party of its confidentiality obligations under this Agreement.

8.5          Each Party acknowledges and expressly agrees that the remedy at law for any breach by it of the terms of this Article 8 shall be inadequate and that the full amount of damages which would result from such breach are not readily susceptible to being measured in monetary terms.  Accordingly, in the event of a breach or threatened breach by either Party of this Article 8, the other Party shall be entitled to immediate injunctive relief prohibiting any such breach and requiring the immediate return of all Confidential Information. The remedies set forth in this Section 8.5 shall be in addition to any other remedies available for any such breach or threatened breach, including the recovery of damages from the breaching Party.

8.6          The terms and conditions of this Agreement, but not the fact of its existence, shall constitute Confidential Information of Zavante, except that any Party may disclose such terms and conditions to its Affiliates in accordance with Section 8.2 hereof.

Article 9: Intellectual Property.

9.1          All Ercros Intellectual and Industrial Property is the property of Ercros.  Zavante shall have, and Ercros hereby grants to Zavante and ERN, a non-exclusive, non-transferable (except in accordance with Section 15.6), and with the right to sublicense in accordance with Section 9.2, license for the Territory to exploit, reproduce and distribute any Ercros Intellectual and Industrial Property solely to the extent necessary to assist Zavante in its performance hereunder (including for the avoidance of doubt, any copyright included in the Ercros Intellectual and Industrial Property), to the maximum extent permitted under law, which license shall include, without limitation, the right to disclose, report and include any Ercros Intellectual and Industrial Property and any General Developments in any filings or regulatory submissions to FDA or any other regulatory bodies in the United States or elsewhere in connection with the Products.

9.2          Zavante shall have the right to sublicense the rights granted to it under Section 9.1 to any of its Affiliates and to any Third Party solely to the extent necessary to manufacture the Product and to obtain approvals from Regulatory Authorities and as reasonably required to import, use, market, promote, sell, and offer for sale of the Product in the Territory.

9.3          Zavante shall acquire no other right, title or interest in the Ercros Intellectual and Industrial Property as a result of its performance hereunder except as set forth in this Article 9, including, without limitation, any right to manufacture or have manufactured the API or API Mixture using any Ercros Intellectual and Industrial Property.

Article 10:  Representations and Warranties

10.1                        Ercros hereby represents, warrants and covenants as follows:

10.1.1     At all times during the term of this Agreement, the Facility shall remain in compliance with, and the API Mixture shall be manufactured and delivered in compliance with, all Applicable Laws, including but not limited to, the provisions of the FDC Act and the cGMPs; FDA’s regulations for drug establishment registration; the API Specifications; the other rules and regulations promulgated under the FDC Act relating to the manufacture of pharmaceutical products.

10.1.2     No API Mixture constituting or being a part of any shipment to Zavante shall at the time of any such shipment be adulterated within the meaning of the FDC Act, or the rules and regulations promulgated thereunder, as such law, rule or regulation is constituted and in effect at the time of any such shipment.

10.1.3     All API Mixture supplied to Zavante hereunder (a) shall comply with the API Mixture Specifications; (b) shall have been manufactured, stored and shipped in accordance with the API Mixture Specifications, applicable approvals from Regulatory Authorities and all Applicable Laws, (c) may be used to manufacture Product introduced into public commerce consistent with the intended use for API Mixture pursuant to Applicable Laws, and (d) will have, at the time of shipment, a remaining shelf life of not less than [**].

10.1.4     All necessary licenses, permits or approvals required by Applicable Laws in connection with the manufacture, storage, and shipment of API Mixture, including without limitation permits related to the Facility, shall be obtained and maintained.

10.1.5     Ercros will (a) respond fully and accurately to all inquiries directed to it by the FDA or any other Regulatory Authority that may impact the quality or timely delivery of API Mixture and promptly notify Zavante of same, (b) assist Zavante in responding to inquiries directed to Zavante by the FDA or other Regulatory Authorities, and (iii) provide the FDA or other Regulatory Authorities with such information and data as is requested by the FDA or other Regulatory Authorities with respect to the manufacture, use, route of synthesis and testing of the API Mixture.

10.1.6     The Facility is in full compliance with cGMP.

10.1.7     Ercros has disclosed to Zavante all warning letters or similar notices relating to its manufacturing facilities or import alerts (including FDA Form 483’s), if any, for products manufactured in its facilities issued during the last [**] and Ercros will during the term disclose in timely fashion all such letters, alerts and notices.

10.1.8     Ercros has, and shall maintain, sufficient facilities, personnel and resources to meet its obligations to supply API Mixture under this Agreement.

10.1.9     Ercros is not aware of any claim by a Third Party that Ercros’ process for manufacturing the API Mixture supplied hereunder would infringe, misappropriate or violate any patent, trade secret or other intellectual property right of such Third Party.

10.1.10  Ercros does not employ, engage or otherwise use any child or forced labor in any form, and will comply with all Applicable Laws regarding employee compensation, employment rights, health and safety conditions and environmental protection.

10.2        Each Party represents and warrants that all corporate action on its part and on the part of each of its officers and directors necessary for the authorization, execution and delivery of this Agreement has been taken, it has the full right and authority to enter into this Agreement and perform its obligations hereunder and that it is not aware of any obligations owed to Third Parties that would conflict with its ability to perform its obligations hereunder.

10.3        If requested in writing by Zavante, Ercros shall permit Zavante or its authorized representatives to inspect Ercros’ facilities and records and be given access to Ercros’ personnel (at reasonable times, upon reasonable advance notice and in the company of an Ercros representative, as the case may be, during normal business hours), to the extent Zavante deems reasonably necessary to enable Zavante to verify compliance by Ercros with its obligations under this Agreement and to verify compliance with any Applicable Laws.

10.4        Zavante shall provide Ercros copies of product complaints, or notices or inquiries from the FDA or other Regulatory Authorities, which raise issues with respect to the manufacture or product quality of the API Mixture provided by Ercros to Zavante.  Ercros shall fully and appropriately investigate such matters and provide Zavante with a report of its investigation.  In the event that Ercros receives any complaint, claims or adverse reaction reports regarding API Mixture, including notices from the FDA regarding any alleged regulatory non-compliance of API Mixture, Ercros shall promptly and not more than [**] after receipt, provide to Zavante all information contained in the complaint, report or notice and such additional information regarding API Mixture as Zavante may reasonably request.  Ercros shall comply, at a minimum, with FDA requirements for complaint handling with respect to such complaints, claims or adverse reaction reports.

10.5        Zavante and Ercros each further represents and warrants that it shall comply with all Applicable Laws in the performance of its obligations hereunder.

10.6        Ercros shall promptly notify Zavante of any problems or unusual production situations that have, or are reasonably likely to have, an adverse effect on Ercros’ ability to perform its obligations hereunder or to deliver the API Mixture to Zavante in a timely manner.  In addition, Ercros shall notify and, if applicable, provide copies of any notices or communications to, Zavante of any FDA or other governmental agency inspection, investigation or other inquiry or communication relating to the manufacture of the API Mixture or to any facility at which the API Mixture is manufactured, including, but not limited to, any FDA FORM 483 or warning letter, promptly and not more than [**] after Ercros becomes aware of such inspection, investigation or other inquiry or communication and shall promptly thereafter provide to Zavante a written summary of all findings and corrective actions taken or planned by Ercros, including any written responses from Ercros to the FDA or other governmental agency.  Such notices shall not operate to relieve Ercros of their obligations to deliver the ordered amounts of API Mixture or affect Zavante’s right to pursue any remedies that might be available to it.

10.7        Ercros covenants that it will not in the performance of its obligations under this Agreement use the services of any person debarred or suspended under 21 U.S.C. §335(a) or (b).  Ercros represents that it does not currently have, and covenants that it will not hire, as an officer or an employee, any person who has been convicted of a felony under the laws of the United States for conduct relating to the regulation of any drug product under the Act.

10.8        Ercros and Zavante shall each maintain commercial general liability insurance with a minimum limit per occurrence or accident of $[**] and an annual aggregate limit of $[**] and product liability insurance with a minimum limit per occurrence or accident of $[**] and an annual aggregate limit of $[**] for the term of this Agreement and for [**] thereafter.  Notwithstanding the foregoing, in connection with the commencement of commercial sales of the Product in the Territory, Zavante and Ercros shall each increase its insurance coverage to a minimum limit per occurrence or accident of $[**] and an annual aggregate limit of $[**] for the term of this Agreement and for [**] thereafter.  Upon request, Zavante will provide to Ercros copies of insurance certificates reflecting the above.  Upon request, the parties will provide copies of insurance certificates reflecting the above.

10.9        Ercros shall immediately notify Zavante of any information of the following kind about API Mixture provided to Zavante:

10.9.1     information indicating that shipped product has not been manufactured or supplied in accordance with the API Mixture Specifications, cGMP, this Agreement or in compliance with Applicable Laws; and

10.9.2     information concerning any bacteriological contamination, or any significant chemical, physical or other changes or deterioration in the API Mixture, or the failure of one or more shipped lots of API Mixture to meet the API Mixture Specifications, including stability parameters.

Article 11:  Quality and Regulatory Matters.

11.1        Quality Agreement. Within [**] following the execution of this Agreement, the Parties shall in good faith negotiate and execute a Quality Agreement concerning the API Mixture (the “Quality Agreement”). Upon execution and delivery of the Quality Agreement by both Zavante and Ercros, the Quality Agreement shall automatically become part of this Agreement, and any breach of the Quality Agreement shall be deemed a breach of this Agreement. The terms contained in the Quality Agreement are intended to complement the terms of this Agreement, and they shall be interpreted as complementary to the extent possible. In the event of a conflict between the terms of the Quality Agreement and the terms of this Agreement, the terms of the Quality Agreement shall control with respect to quality control and quality assurance matters related to the API Mixture (including, without limitation, manufacturing, testing, storage, release, change management and validation activities), and this Agreement shall control with respect to all other matters. The inclusion of a particular term or level of detail in the Quality Agreement where such term or level of detail is absent from this Agreement shall not be deemed to constitute a conflict between the two agreements.  Only where competing terms in the two agreements conflict in terms of the principal focus of an express prescription or prohibition in the agreements shall a conflict between the two agreements be deemed to exist.

11.2        Recalls. Ercros and Zavante will each maintain records necessary to permit voluntary and involuntary recalls or other related actions of the Product delivered by Zavante to its customers (collectively, “Recalls”). As used herein, the term, “Recall” includes any action (i) by Zavante to recover title to or possession of quantities of the API Mixture or the Product sold or shipped to Third Parties (including, without limitation, the voluntary withdrawal of Product from the market); or (ii) by any Regulatory Authorities to detain or destroy any of the API Mixture and/or the Product. Recall will also include any action by either Party to refrain from selling or shipping quantities of the API Mixture and/or the Product to Third Parties which would have been subject to a Recall if sold or shipped. Each Party will promptly notify the other by telephone (to be confirmed in writing) of any information which might affect the marketability, safety or effectiveness of the API Mixture and/or the Product or which might result in the Recall or seizure of the API Mixture and/or the Product. Upon receiving this notice or upon this discovery, Ercros will stop making any further shipments of any API Mixture in its possession or control until a decision has been made whether a Recall or some other corrective action is necessary. Zavante will have the responsibility for handling customer returns of the Product, and Ercros will give Zavante any assistance that Zavante may reasonably require to handle any such returns. The decision to initiate a Recall or to take some other corrective action, if any, will be made and implemented solely by Zavante.

11.3        Cooperation. lf (a) any Regulatory Authority issues a directive, order or, following the issuance of a safety warning or alert about the Product or API Mixture, a written request that any Product or API Mixture should be Recalled, (b) a court of competent jurisdiction orders a Recall of any Product or API Mixture, or (c) Zavante determines that any Product or API Mixture should be Recalled or that a “Dear Doctor” letter (or other communication regarding the Product directed to healthcare professionals) is required relating the restrictions on the use of any Product, Ercros will fully co-operate as required by Zavante, having regard to all Applicable Laws.

11.4        Ercros will permit Zavante or its representative to monitor and inspect, as reasonably needed, that portion of the Facility where the API Mixture is manufactured, packaged or stored and review such related documents as is reasonably necessary for the purpose of assessing Ercros’ compliance with Applicable Laws, API Mixture Specifications, Ercros’ applicable manufacturing and quality control and assurance procedures, and this Agreement.   Any Zavante employee or representative present at the Ercros Facility will adhere to all applicable Ercros policies, safety and security procedures.

11.5        Healthcare Provider or Patient Inquiries. Zavante will have the sole responsibility for responding to questions and complaints regarding the Product from its customers. Questions or complaints received by Ercros from Zavante’s customers, healthcare providers or patients will be promptly referred to Zavante. Ercros will co-operate as required to allow Zavante to determine the cause of and resolve any questions and complaints. This assistance will include follow-up investigations, including testing. In addition, Ercros will give Zavante all mutually agreed upon information that will enable Zavante to respond properly to questions or complaints about the API Mixture as set forth in the Quality Agreement.

11.6        Reports.  Ercros will supply on an annual basis and at no cost to Zavante, all data regarding the API Mixture in its control, including release test results, complaint lest results, and all investigations (in manufacturing, testing, and storage), that Zavante  reasonably  requires  in order to  complete  any  filing  under  any  applicable  regulatory  regime, including any Annual Product Review Report that Zavante is required to file with the FDA or any other Regulatory Authority.  At Ercros’ request, Zavante will provide a copy of the Annual Product Review Report to Ercros.

11.7        Regulatory Filings.  Zavante will have the sole responsibility for filing all documents with all Regulatory Authorities and taking any other actions that may be required for the receipt and/or maintenance of Regulatory Authority approval for the Product in the Territory including, without limitation, NDAs. Ercros shall: (a) ensure that the DMF remains in effect and good standing with the FDA during the Term; (b) provide access to the DMF and such other Technical Documentation as may be requested by Zavante; (c) notify Zavante at least [**] in advance of any amendments or additional information to the DMF; and (d) otherwise assist Zavante to obtain NDAs for the Product as quickly as reasonably possible.

Article 12:  Indemnification

12.1        Zavante hereby agrees to and shall defend, indemnify, and hold harmless Ercros, their affiliates and each of their respective employees, officers, directors and agents (the “Ercros Indemnitees”), from, against, and in respect of, any and all losses, judgments, damages, liabilities, suits, actions, expenses (including reasonable attorney’s fees), and proceedings arising from any claims of any Third Party to the extent resulting from:

12.1.1     any misrepresentation, breach of warranty, or the non-fulfillment of any obligation, covenant, or duty on the part of Zavante under this Agreement;

12.1.2     any claim, complaint, suit, proceeding or cause of action against any of the Ercros Indemnitees alleging physical injury or death, brought by or on behalf of an injured party, or loss of service or consortium or a similar such claim, complaint, suit, proceeding or cause of action brought by a spouse, relative or companion of an injured party due to such physical injury or death, and in each case arising out of the Products, except to the extent resulting from (i) any misrepresentation, breach of warranty, or the non-fulfillment of any obligation, covenant, or duty on the part of Ercros under this Agreement, (ii) any negligence or willful misconduct of the Ercros Indemnitees in performing this Agreement, or (iii) any claim subject to Ercros’ indemnification obligations under Section 12.2;

12.1.3     any negligence or willful misconduct of Zavante, its employees, officers and directors in performing this Agreement; and

12.1.4  any claim of patent infringement relating to a Product or the process for manufacturing a Product (excluding any claim of patent infringement arising out of or relating to the Product or the process for manufacturing the Product), which claim, if true, would be in contravention of the representations, warranties and covenants of Zavante hereunder.

12..         Ercros hereby agrees to and shall defend, indemnify, and hold harmless Zavante, its affiliates and each of their respective employees, officers, directors and agents (the “Zavante Indemnitees”), from, against, and in respect of, any and all losses, judgments, damages, liabilities, suits, actions, expenses (including reasonable attorney’s fees), and proceedings arising from any claims of any Third Party to the extent resulting from:

12.2.1     any misrepresentation, breach of warranty, or the nonfulfillment of any obligation, covenant, or duty on the part of Ercros under this Agreement;

12.2.2     any claim, complaint, suit proceeding or cause of action against any of the Zavante Indemnitees alleging physical injury or death, brought by or on behalf of an injured party, or loss of service or consortium or a similar such claim, complaint, suit, proceeding or cause of action brought by a spouse, relative or companion of an injured party due to such physical injury or death, and in each case arising out of the API Mixture supplied by Ercros to Zavante, except to the extent resulting from (i) any misrepresentation, breach of warranty, or the non-fulfillment of any obligation, covenant, or duty on the part of Zavante under this Agreement, (ii) any negligence or willful misconduct of the Zavante Indemnitees in performing this Agreement, or (iii) any claim subject to Zavante’s indemnification obligations under Section 12.1;

12.2.3     any negligence or willful misconduct of Ercros or their respective employees, officers or directors in performing this Agreement; and

12.2.4     any claim of patent infringement relating to the API Mixture supplied to Zavante or the process for manufacturing the API Mixture supplied to Zavante which claim, if true, would be in contravention of the representations, warranties and covenants of Ercros hereunder.

12.3        The foregoing indemnification obligations are subject to the following:  (a) the indemnifying Party must be notified by or on behalf of the indemnified Party in writing promptly after a claim is made, a suit is filed or an action or investigation is initiated (each, a “Proceeding”) against the indemnified Party, unless such delay does not materially prejudice the indemnifying Party; (b) subject to the provisions set forth below in this Section 10.4, the indemnifying Party shall be permitted to defend, control, conduct and prosecute, in the indemnifying Party’s sole discretion and by counsel of the indemnifying Party’s choosing, the defense of such Proceeding brought against the indemnified Party; (c) the indemnifying Party shall have the right in its sole discretion to settle, compromise or otherwise terminate the Proceeding solely upon the payment of money; provided, that, there is no finding or admission of any violation by any indemnified Party of (i) any law, rule or regulation or (ii) the rights of any person; and provided, further, that, no such settlement shall prohibit any indemnified Party from importing the Product into the United States or making, using or selling products in the United States made from such Product; (d) the indemnified Party shall refrain from settling (or endeavoring to settle, or entering into settlement negotiations with respect to) any such Proceeding without the indemnifying Party’s prior written consent; (e) except as may otherwise be required by law, the indemnified Party shall not compromise the position of the indemnifying Party by admission, statements, disclosure or conduct (collectively, “Disclosure”) in a way that could prejudice the defense, control, conduct or prosecution of said cause of action (it being understood that no indemnified Party shall be deemed to have violated this provision so long as such Party has acted in good faith to fulfill its obligations under this provision); and (f) the indemnified Party shall cooperate with the indemnifying Party in the defense, conduct, prosecution or termination of the Proceeding, including the furnishing of information and the assistance from employees of the indemnified Party at the indemnifying Party’s reasonable request and expense.  With respect to clause (e) above, the indemnified Party will provide the indemnifying Party with prompt written notice in advance of any such Disclosure being made to permit the indemnifying Party to seek an appropriate protective order, restriction on response or withdrawal of the request for Disclosure.  If, however, any such request for relief by the indemnifying Party is denied or is otherwise unavailable, the relevant indemnified Party may make the Disclosure without any liability to the indemnifying Party.  The indemnified Party may, at its option and expense, participate in the indemnifying Party’s defense with counsel of its own choosing, and if the indemnified Party so participates, the Parties shall cooperate with one another in such defense in a commercially reasonable fashion.  Notwithstanding any provision in this Agreement to the contrary, Zavante shall at all times have the right to assume direction and control of the defense of any claim alleging infringement, misappropriation or violation of any patent, trade secret or other intellectual property right of any Third Party; provided, that Zavante will provide Ercros with a reasonable opportunity to review and consult from time to time concerning the strategy and action plan (including possibly pursuing one or more licenses as appropriate), and in such event Ercros shall cooperate and assist as requested in the defense of such claim and if Zavante finds it necessary or desirable to join Ercros or both as parties, Ercros shall execute all papers or perform such other acts as may reasonably be required by Zavante.  Further, Ercros shall settle not consent to the entry of any judgment with respect to any such claim, without Zavante’s prior written consent.

12.4        The indemnification rights provided for herein are in addition to, and not in substitution for, any and all remedies available to a Party under this Agreement or otherwise at law or in equity.  Notwithstanding anything to the contrary in this Section 12, each Party may, and expressly reserves the right to, seek judicial relief from any court of competent jurisdiction in order to obtain an injunction or other equitable relief.

12.5        IN NO EVENT SHALL EITHER OF THE PARTIES HERETO BE RESPONSIBLE OR LIABLE TO THE OTHER UNDER ANY PROVISION OF THIS AGREEMENT OR UNDER ANY THEORY OF NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL, OR EXEMPLARY DAMAGES OR LOST PROFITS.

12.6        Zavante shall have sole control and responsibility for the conduct of all Recalls of the Product; provided, however, that Ercros agrees to reimburse Zavante for all reasonable costs and expenses incurred by Zavante with respect to any Recalls arising out of any of the causes set forth in Sections 12.2.1 through 12.2.4.  This Section 12.6 is intended to augment and not limit the indemnification provisions of Sections 12.1 through 12.5 herein.

Article 13:  Term and Termination.

13.1        This Agreement shall be effective for a period commencing on the Effective Date and, unless it is earlier terminated pursuant to the terms of this Agreement, continuing until the ten (10) year anniversary of the Effective Date (the “Initial Term”) and shall thereafter be automatically renewed for additional two (2) year terms unless written notice of intent to terminate is provided by either Party to the other Party at least eighteen (18) months prior to the expiration of the Initial Term or any extension term (the “Term”).

13.2        This Agreement may be terminated by (a) Zavante upon [**] written notice to Ercros of a failure by Ercros to perform or observe any material covenant, condition or agreement to be performed or observed by it under this Agreement, unless such breach has been cured within the [**] notice period, and (b) Ercros upon [**] written notice to Zavante of a failure by Zavante to perform or observe any material covenant, condition or agreement to be performed or observed by it under this Agreement, unless such breach has been cured within the [**] notice period; provided, however, that with respect to a failure to timely supply ordered quantities of API Mixture under this Agreement, Ercros combined shall have the right to cure such breach no more than [**]during the term of this Agreement unless otherwise agreed by Zavante in writing.

13.3        Zavante may terminate this Agreement effective immediately upon written notice to Ercros in the event that (a) Ercros dissolves, is declared insolvent or bankrupt by a court of competent jurisdiction; (b) a voluntary or involuntary petition of bankruptcy is filed in any court of competent jurisdiction by Ercros; or (c) this Agreement is assigned by Ercros for the benefit of creditors.

13.4        Ercros may terminate this Agreement effective immediately upon written notice to Zavante in the event that (a) Zavante dissolves, is declared insolvent or bankrupt by a court of competent jurisdiction; (b) a voluntary or involuntary petition of bankruptcy is filed in any court of competent jurisdiction by Zavante; or (c) this Agreement is assigned by Zavante for the benefit of creditors.

13.5        Zavante may terminate this Agreement upon thirty (30) days’ prior written notice to Ercros (or a shorter period required by the agency with jurisdiction) in the event that (a) any governmental agency takes any action, or raises any objection, that prevents Zavante from importing, exporting, purchasing or selling the Product for a period reasonably anticipated to endure for more than one hundred twenty (120) days; or (b) Zavante has not obtained FDA approval of the Product within five (5) years after submission of the NDA due to manufacturing problems or failure to supply by Ercros, in which event Zavante shall not be entitled to claim reimbursement for the expense of the IND and NDA, except in the event of gross negligence of Ercros.

13.6        Ercros may terminate this Agreement upon thirty (30) days’ prior written notice to Ercros if Zavante has not obtained FDA approval of the Product within five (5) years, from the Effective Date, provided that any such non-approval is not due to manufacturing problems or failure to supply the API Mixture by Ercros.

13.7        Zavante may terminate this Agreement effective immediately upon written notice to Ercros should any legal proceeding be instituted against Ercros, including, without limitation, a breach of the FCPA by Ercros, which is reasonably likely to materially adversely impact Ercros’ ability to properly perform under this Agreement or subject Zavante to any material risk of liability or loss.

13.8        Ercros may terminate this Agreement effective immediately upon written notice to Zavante should any legal proceeding be instituted against Zavante, including, without limitation, a breach of the FCPA by Zavante, which is reasonably likely to materially adversely impact Zavante’s ability to properly perform under this Agreement or subject Ercros to any material risk of liability or loss.

13.9        The provisions of this Article 13 as to termination shall not limit or restrict the rights of any Party to seek remedies or take measures that may be otherwise available to it at law or equity in connection with the enforcement and performance of obligations under this Agreement.

Article 14:  Notices

Any and all notices required to be given under this Agreement will be in writing and effective upon receipt, sent by facsimile transmission, mailed postage prepaid by first-class certified or registered mail, or sent by express courier service, at the respective addresses, as follows:

If to Zavante, to:                 Zavante Therapeutics, Inc.

11750 Sorrento Valley Road

Suite 250

San Diego, CA 92121, USA

Attention: Chief Operating Officer

Facsimile Number: [                                       ]

If to Ercros, to:

ERCROS S.A.

Paseo del Deleite s/n

28300 Aranjuez (Madrid)

Spain

Attn: Maria del Carmen Cruzado Rodríguez

Facsimile Number: [**]

Article 15:  Miscellaneous

15.1        Force Majeure.  In the event that any Party hereto is prevented from complying, either in whole or in part, with any of the terms or provisions of this Agreement by reason of fire, flood, storm, strike or lockout, riot, war, rebellion, lack or failure of transportation facilities, court order, accident, or Acts of God, and to the extent that the foregoing are beyond a Party’s reasonable control, then, unless conclusive evidence to the contrary is provided, upon written notice by the Party whose performance is so affected to the other, the requirements of this Agreement so affected (to the extent affected) shall be suspended during the period of, and only to the extent of, such disability.  Said Party shall be excused by reason of said force majeure only so long as it is exercising its best efforts to overcome said reason.

15.2        Assurances.  Each Party to this Agreement shall execute, acknowledge and deliver such further instruments and documents, and do all such other acts and things as may be required by law or as may be necessary or advisable to carry out the intents and purposes of this Agreement.  The Parties will cooperate with each other and offer reasonable assistance in carrying out their respective responsibilities under this Agreement.

15.3        Compliance with Laws.  Each Party will comply with all Applicable Laws in the conduct of its responsibilities and activities under this Agreement. In addition, each Party shall comply with all applicable anti-corruption and anti-bribery laws and regulations, including but not limited to, the United States Foreign Corrupt Practices Act (“FCPA”).  Each Party, and its respective officers, directors, employees, agents and representatives, represents that it has not and will not pay, offer or promise to pay, or authorize the payment of, any money, or give or promise to give, or authorize the giving of, any services or anything else of value, either directly or through a Third Party, to any official or employee of any governmental authority, or of a public international organization, or of any agency or subdivision thereof, or to any political party or official thereof or to any candidate for political office for the purpose of (a) influencing any act or decision of that person in his official capacity, including a decision to fail to perform his official functions with such governmental agency or such public international organization or such political party, (b) inducing such person to use his influence with such governmental agency or such public international organization or such political party to affect or influence any act or decision thereof or (c) securing any improper advantage.

15.4        Governing Law.  This Agreement shall, for all purposes, be governed by, construed and enforced in accordance with the laws of England and Wales, without giving effect to any conflict of law rules. Any dispute arising out of or in connection with this contract, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the London Court of International Arbitration (LCIA) Rules, which Rules are deemed to be incorporated by reference into this clause. The number of arbitrators shall be one (1), the seat, or legal place, of arbitration shall be London, and the language to be used in the arbitral proceedings shall be English. Neither the UNCITRAL Convention for the International Sale of Goods, nor any other unified laws relating to the conclusion and implementation of contracts for the international sale of goods, shall apply.

15.5        Severability.  If any provision of this Agreement shall be held to be invalid, illegal, or unenforceable, the validity, legality, or enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby unless the purposes of the Agreement cannot be achieved.  In the event any provision shall be held invalid, illegal, or unenforceable the Parties shall use best efforts to substitute a valid, legal, and enforceable provision which insofar as practical implements the purposes hereof.

15.6        No Assignment.  Neither Party shall assign its rights and/or obligations under this Agreement without the prior written consent of the other Party hereto, except that either Party may assign this Agreement in connection with the transfer or sale of all or substantially all of its assets or business to which the subject matter of this Agreement relates or in connection with any merger, consolidation or reorganization, without the other Party’s prior written consent. No assignment shall relieve the assigning Party of any of its obligations hereunder.

15.7        Waiver.  No delay, waiver, omission or forbearance on the part of any Party to exercise any right, option, duty or power arising out of any breach or default by any other Party of any of the terms, provisions or covenants hereof, will constitute a waiver by such Party of its rights to enforce any such right, option, duties or power as against the other Party hereto, or its rights as to any subsequent breach or default by the other Party.

15.8        Survival.  Upon termination or expiration of this Agreement, the obligations of the Parties which by their nature should survive and the obligations under Sections 7-15 of this Agreement and under any existing confidentiality agreements between the Parties shall survive.

15.9        Entire Agreement.  This Agreement and the Schedules attached hereto and the confidentiality agreements referenced in Section 15.8 constitute the full understanding and entire agreement between the Parties and supersede any and all prior oral or written understandings and agreements with respect to the subject matter hereof.  No terms, conditions, understandings, or agreements purporting to modify, amend, waive or terminate this Agreement, or any provision hereof, shall be binding except by the execution of a writing specified to be an explicit amendment to this Agreement duly executed by the authorized signatories of the Parties hereto.  No modification, waiver, termination, rescission, discharge or cancellation of any right or claim under this Agreement shall affect the right of any Party to enforce any other claim or right hereunder.

15.10      Binding Agreement.  Subject to Section 15.6, this Agreement shall be binding upon the Parties and their respective successors and permitted assigns and shall insure to the benefit of the Parties and their respective successors and permitted assigns.

15.11      Headings.  The headings used in this Agreement are for convenience of reference only and are not a part of the text hereof.

15.12      Counterparts.  This Agreement may be executed in counterparts, each of which shall constitute an original and all of which shall together constitute a single agreement.

15.13      Annexes.  The following annexes are attached hereto and incorporated herein by reference:

ANNEX 1:             API Specifications and API Mixture Specifications

ANNEX 2:             Price

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereby agree to the terms and conditions of this Agreement.

Zavante Therapeutics, Inc.		Ercros S.A.

By:	/s/ Theodore R. Schroeder	By:	Ercros S.A.
Name:	Theodore R. Schroeder	Name:	M. Carmen Cruzado
Title:	President & CEO	Title:	Manager Pharmaceutical Div.
Date:	28 July 2016	Date:	07/27/2016

[SIGNATURE PAGE TO MANUFACTURING&  SUPPLY AGREEMENT]

ANNEX 1:            API Specifications and API Mixture Specifications

1.             API mixture Specifications: fosfomycin disodium for IV injection

Quality specifications of BULK product (Fosfomycin sodium + Succinic acid)

Parameters	Specifications	Reference methods
Appearance	[**]	[**]
Appearance of solution – Clarity – Colour	[**]	[**]
pH	[**]	[**]
Water content	[**]	[**]
Related substance: Glyco1 (1)	[**]	[**]
Assay
Succinic acid	[**]	[**]
Fosfomycin sodium (2)	[**]	[**]
Residual Solvents Methanol Ethanol	[**]	[**]
Particulate Contamination Particles: [**] Fibres: [**]	[**]	[**]
Sterility	[**]	[**]
Bacterial endotoxins	[**]	[**]

(1) Impurity A: Disodium (1,2-dihydroxipropyl) phosphonate.

(2) Percentage of fosfomycin sodium in the mixture.

2.             Active Pharmaceutical Ingredient: fosfomycin disodium

Quality specifications of Fosfomycin Sodium

EUROPEAN PHARMACOPOEIA MONOGRAPH NO. 1329

Parameters	Specifications	Reference Methods
Description	[**]	[**]
Solubility	[**]	[**]
IR Identification	[**]	[**]
Na Identification	[**]	[**]
Appearance of solution – Clarity – Colour	[**]	[**]
pH (Sol. 5%)	[**]	[**]
Water	[**]	[**]
Optical rotation (Hg)	[**]	[**]
Heavy metals	[**]	[**]
Related substance: Glycol(1)	[**]	[**]
Assay (epoxide, as anhydrous base)	[**]	[**]
Bacterial endotoxins	[**]	[**]

ADDITIONAL TESTS

Parameters	Specifications	Reference Methods
Phenethylamine	[**]	[**]
Tungsten	[**]	[**]
Nickel	[**]	[**]
Related Substances Olefinic acid Trans Olefinic acid Terminal Olefine Saturated acid Unknown impurities	[**]	[**]

ANNEX 2:            Price

The Price shall be [**] Euros (€[**]) per Kg. of API Mixture.